Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TELEDYNE TECHNOLOGIES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	25-1843385
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1049 Camino Dos Rios

Thousand Oaks, California 91360

(Address of principal executive offices)

AMENDED AND RESTATED TELEDYNE TECHNOLOGIES INCORPORATED

2014 INCENTIVE AWARD PLAN

(Full title of the plan)

Melanie S. Cibik

Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

Teledyne Technologies Incorporated

1049 Camino Dos Rios

Thousand Oaks, California 91360

(Name and address of agent for service)

(805) 373-4545

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	2,500,000(2)	$130.52(3)	$326,300,000	$37,818.17

(1)	This Registration Statement also registers additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	The Amended and Restated Teledyne Technologies Incorporated 2014 Incentive Award Plan, formerly known as the “Teledyne Technologies Incorporated 2014 Incentive Award Plan” (as amended and restated, the “Amended Plan”) authorizes the issuance of an aggregate of (a) 2,500,000 shares, which are being registered hereunder, plus (b) the number of shares of Common Stock available for future issuance under the Teledyne Technologies Incorporated 2014 Incentive Award Plan (the “Existing 2014 Plan”) as of the date the Registrant’s stockholders approved the Amended Plan (the “Effective Date”).
(3)	Estimated solely for the purpose of calculating the registration fee under Rule 457(h) and (c) under the Securities Act, based on the average of the high and low prices for the Registrant’s Common Stock reported on the New York Stock Exchange on April 24, 2017, which date is within five business days prior to the initial filing of this Registration Statement.

INTRODUCTION

On April 26, 2017 , the Registrant’s stockholders approved the Amended Plan, which, among other things, amends and restates the Existing 2014 Plan and increases the number of authorized shares of the Registrant’s Common Stock that may become issuable under the Amended Plan by 2,500,000 shares. The number of shares available under the Amended Plan also includes shares of Common Stock available for future issuance under the Existing 2014 Plan as of the Effective Date. Immediately prior to the Effective Date, 1,206,564 shares of Common Stock were available for future issuance under the Existing 2014 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Registration of Additional Securities

The Amended Plan authorizes the issuance of an aggregate of (a) 2,500,000 shares of Common Stock, plus (b) the number of shares of Common Stock available for future issuance under the Existing 2014 Plan as of the Effective Date. Immediately prior to the Effective Date, 1,206,564 shares of Common Stock were available for future issuance under the Existing 2014 Plan. The Registrant previously registered 3,236,278 shares of Common Stock under the Existing 2014 Plan (which included 1,436,278 shares subject to awards under the Teledyne Technologies Incorporated Amended and Restated 2008 Incentive Award Plan ), pursuant to a Registration Statement on Form S-8 (No. 333-150633) filed with the Commission on April 23, 2014 (the “Prior Registration Statement”). Under this Registration Statement, the Registrant is registering an additional 2,500,000 shares of Common Stock issuable under the Amended Plan.

The contents of the Prior Registration Statement are incorporated by reference herein to the extent not modified or superseded thereby or by any subsequently filed document that is incorporated by reference herein or therein.

Item 5.	Interests of Named Experts and Counsel

The opinion of counsel as to the legality of the securities that may be issued under the Amended Plan is given by Melanie S. Cibik, Senior Vice President, General Counsel, Chief Compliance Officer and Secretary for the Registrant. As of April 19, 2017, Ms. Cibik owned 22,280 shares of the Registrant’s Common Stock (which includes 335 shares purchased under the Registrant’s Employee Stock Purchase Plan and 11 equivalent shares held in the Registrant’s 401(k) Plan based on information received as of January 20, 2017) and held 51,000 stock options granted under various incentive plans of the Registrant.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Code (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Registrant’s Restated Certificate of Incorporation provides that the Registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers, or is or was serving at the Registrant’s request as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses.

The Registrant is also authorized to maintain, and does maintain, insurance on behalf of any person who is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee or agent of another entity against any liability asserted against such person and incurred by such person in any such capacity or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Article Seven of the Registrant’s Restated Certificate of Incorporation provides that, to the full extent that Delaware law permits the limitation or elimination of the liability of directors, a director of the Registrant will not be liable to the Registrant or its stockholders for monetary damages for conduct as a director.

The Registrant entered into individual Indemnification Agreements with directors and certain officers and executives of the Registrant, including the executive officers named in the summary compensation table of Registrant’s most recently filed proxy statement. Simply, the Indemnification Agreements provide the directors and executives who are parties to the agreements with a stand-alone contractual right to indemnification and expense advancement to the greatest extent allowable under Delaware law. Some further details include:

•	In a third-party proceeding, an indemnitee is entitled to indemnification if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, if in a criminal action or proceeding, if the indemnitee had no reason to believe that his or her conduct was unlawful. In a third party proceeding, the indemnification obligation covers reasonable expenses, judgment fines, and amounts paid in settlement actually and reasonably incurred by the indemnitee.

•	In proceedings by or in the name of the Registrant (e.g., derivative suits), an indemnitee is entitled to indemnification if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant. In derivative suits, the indemnification obligation covers reasonable expenses, but in proceedings where the Registrant is alleging harm caused by the indemnitee, the indemnitee would generally not be entitled to be indemnified for judgments, fines and amounts paid in settlement (otherwise the Registrant would effectively not recover any damages), unless perhaps a Delaware or other court determines otherwise despite the finding of liability.

•	The Registrant has an obligation to advance, on an unsecured and interest-free basis, reasonable expenses incurred by the indemnitee within 30 days of the indemnitee’s request. The indemnitee does not need to meet any standard of conduct to be entitled to advancement of expenses and there is no determination requirement to be made by the Board of the Registrant in connection with the advancements of expenses. An indemnitee must repay any amounts advanced if it ultimately determined that the indemnitee is not entitled to indemnification.

The Registrant’s indemnification obligations do not cover the following situations: (1) where indemnification payments have been made under director’s and officer’s insurance or other indemnification provisions; (2) where the claim is based on disgorgement of short-swing profits under Section 16(b) of the Exchange Act; (3) where the claim is based on reimbursement by the indemnitee to the Registrant of a bonus or other incentive-based or equity-based compensation if required under the Exchange Act (e.g., in connection with a restatement as a result of the company’s noncompliance with the financial reporting requirements required by Section 304 of the Sarbanes-Oxley Act of 2002, as amended); or (4) where the proceeding is initiated by the indemnitee (other than proceedings that are consented to by the Board of the Registrant or that the indemnitee initiates against the Registrant to enforce the Indemnification Agreement).

Under the Indemnification Agreements, in the event of a change in control or the Registrant reduces or does not renew the Registrant’s director’s and officer’s insurance coverage, the Registrant is required to purchase (or cause the acquirer or successor to the Registrant to purchase or maintain) a six-year tail policy, subject to a 200% premium cap. The agreements continue until the later of (i) 10 years after the indemnitee ceases to serve as a director or officer, and (ii) one year following the final termination of any proceeding subject to the agreement.

Item 8.	Exhibits

A list of exhibits included as part of this Registration Statement is set forth in the Exhibits Index appearing elsewhere herein and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thousand Oaks, State of California, on this 26th day of April 2017.

TELEDYNE TECHNOLOGIES INCORPORATED

By:	/s/ Robert Mehrabian
Robert Mehrabian Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date(s) indicated:

/s/ Robert Mehrabian Robert Mehrabian	Chairman, President and Chief Executive Officer	April 26, 2017
(Principal Executive Officer), Director

/s/ Susan L. Main Susan L. Main	Senior Vice President and	April 26, 2017
Chief Financial Officer (Principal Financial Officer)

/s/ Cynthia Y. Belak	Vice President and Controller (Principal Accounting Officer)	April 26, 2017
Cynthia Y. Belak

*	Director	April 26, 2017
Roxanne S. Austin

*	Director	April 26, 2017
Charles Crocker

*	Director	April 26, 2017
Kenneth C. Dahlberg

*	Director	April 26, 2017
Simon M. Lorne

*	Director	April 26, 2017
Robert A. Malone

*	Director	April 26, 2017
Paul D. Miller

*	Director	April 26, 2017
Jane C. Sherburne

*	Director	April 26, 2017
Michael T. Smith

*	Director	April 26, 2017
Wesley W. von Schack

By:	* /s/ Melanie S. Cibik
Melanie S. Cibik
Pursuant to Power of Attorney filed as Exhibit 24.1

EXHIBIT INDEX

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Teledyne Technologies Incorporated (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended January 2, 2000 (File No. 1-15295)).

4.2	Amended and Restated Bylaws of Teledyne Technologies Incorporated (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 10-Q dated June 29, 2014 (File No. 1-15295)).

5.1*	Opinion of Melanie S. Cibik regarding the legality of the shares being registered hereunder.

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.3	Consent of Melanie S. Cibik (included in the Opinion filed as Exhibit 5.1).

24.1*	Power of Attorney

99.1	Amended and Restated Teledyne Technologies Incorporated 2014 Incentive Award Plan (incorporated by reference to Annex A of the Company’s Definitive Proxy Statement filed March 10, 2017 (File No. 1-15295))

*	Filed herewith.